                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
     Amended                                  COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               C-TEC Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               C-TEC CORPORATION
       105 Carnegie Center, Princeton, New Jersey 08540 * (609) 734-3700

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                October 1, 1997


     The Annual Meeting of Shareholders of C-TEC Corporation ("C-TEC" or the "Company") will be held at the Princeton Marriott, 201 Village Boulevard, Princeton Forrestal Village, Princeton, New Jersey on Wednesday, October 1, 1997, at 11:00 A.M., local time. The meeting will be held for the following purposes:


     1.  To elect four (4) Directors to Class I to serve for a term of three
         (3) years;

     2. To amend the C-TEC Articles of Incorporation, as amended, to effect a two (2)-for-three (3) reverse stock split of C-TEC's Common Stock and Class B Common Stock;

     3. To ratify the appointment of Coopers & Lybrand, L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1997; and

     4. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on September 2, 1997, will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

     In order to insure that your shares are represented and are voted in accordance with your wishes, IT WILL BE APPRECIATED IF YOU WILL DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.



                              RAYMOND B. OSTROSKI
                              Executive Vice President,
                              General Counsel and Corporate Secretary



Dated:  September __, 1997

                               C-TEC CORPORATION
                                PROXY STATEMENT
                                ---------------


    Annual Meeting of Shareholders to be Held on Wednesday, October 1, 1997

     This Proxy Statement is being mailed to shareholders on or about September 2, 1997, in connection with the solicitation of proxies by the Board of Directors of C-TEC Corporation ("C-TEC" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, October 1, 1997, at 11:00 A.M., local time, at the Princeton Marriott, 201 Village Boulevard, Princeton Forrestal Village, Princeton, New Jersey, and at any adjournment or postponement thereof.

     At the Annual Meeting, shareholders of C-TEC eligible to vote will consider and vote upon proposals (i) to elect four (4) Class I Directors to serve for a term of three (3) years; (ii) to amend the C-TEC Articles of Incorporation, as amended, (the "Articles of Incorporation") to effect a two (2)-for-three (3) reverse stock split of the C-TEC Common Stock, par value $1.00 per share ("C-TEC Common Stock") and the C-TEC Class B Common Stock, par value $1.00 per share ("C-TEC Class B Stock"); (iii) to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of C-TEC for the fiscal year ending December 31, 1997; and (iv) to transact such other business as may properly come before the meeting.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by C-TEC.



                 __________________________


               The date of this Proxy Statement is September __, 1997

                               THE ANNUAL MEETING


Time, Date and Place

    The Annual Meeting will be held at the Princeton Marriott, 201 Village Boulevard, Princeton Forrestal Village, Princeton, New Jersey on Wednesday, October 1, 1997, at 11:00 a.m., local time.


Purpose of the Annual Meeting

    Shareholders of C-TEC will consider and vote upon proposals (i) to elect four (4) Class I Directors to serve for a term of three (3) years; (ii) to amend the C-TEC Articles of Incorporation to effect a two (2)-for-three (3) reverse stock split of the C-TEC Common Stock and the C-TEC Class B Stock; and (iii) to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of C-TEC for the fiscal year ending December 31, 1997; (iv) to transact such other business as may properly come before the meeting.


Record Date, Quorum, Required Vote

    The close of business on September 2, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. On September 2, 1997, there were outstanding 23,175,835 shares of C-TEC Common Stock and 4,308,793 shares of C-TEC Class B Stock. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shareholders will be entitled to one vote per share for C-TEC Common Stock and fifteen votes per share for C-TEC Class B Stock on all matters to be submitted to a vote at the Annual Meeting. Shareholders have cumulative voting rights with respect to the election of Directors. Under cumulative voting, a shareholder's total vote (the number of votes to which such shareholder is entitled multiplied by the number of Directors to be elected) may be cast entirely for one candidate or distributed among two or more candidates. The persons named in the accompanying Proxy may, at their discretion, cumulate the votes which they are authorized to cast. Holders of C-TEC Common Stock and holders of C-TEC Class B Stock will vote as a single class on all matters.

    In accordance with Pennsylvania law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors.

    Directors will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not treated as votes cast, and thus will not be the equivalent of votes against the election of a nominee.

          The approval of Proposal 2 (regarding the amendment to the Articles of Incorporation to effect the reverse stock split) requires the affirmative vote of a majority of the votes entitled to be cast by all the holders of the C-TEC Common Stock and the C-TEC Class B Stock voting as a single class. Abstentions and broker non-votes are considered in determining the number of votes required to pass Proposal 2. Thus, abstentions and broker non-votes will have the same legal effect as votes against Proposal 2.

     The approval of Proposal 3 (regarding ratification of the appointment of independent auditors) requires the affirmative vote of a majority of the votes cast by the holders of C-TEC Common Stock and the holders of C-TEC Class B Stock voting together as a single class. Abstentions and broker non-votes, because they are not treated as votes cast, will not be the equivalent of votes against Proposal 3.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three (3) classes and is currently comprised of thirteen (13) members. One class is elected each year for a three-year term. Class I Directors whose term will expire at the Annual Meeting include the following nominees, all of whom are presently Directors of the Company: David C. McCourt, David C. Mitchell, Daniel E. Knowles and Walter Scott, Jr. These four (4) nominees, if elected at the 1997 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 2000.

    It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in his place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

    The Board of Directors recommends that the shareholders vote FOR the election of these four (4) nominees as Class I Directors to serve for a term of three (3) years.

                              DIRECTOR INFORMATION

    Information as of September 2, 1997, concerning the nominees for election as Class I Directors and for the other current Directors is set forth below.


                                                                       Director
Name of Director    Age                                                  Since
----------------    ---                                                ---------
James Q. Crowe      47     President and Chief Executive                 1993
                           Officer, Kiewit Diversified Group,
                           Inc. ("KDG"), a subsidiary of Peter
                           Kiewit Sons' Inc. ("PKS"). Mr. Crowe was
                           Chairman of the Board, WorldCom,
                           Inc. ("WorldCom") from December 1996 to
                           June 1997. Mr. Crowe has served as Chairman
                           of the Board of MFS Communications Company,
                           Inc., ("MFSCC"), since 1988 and Chief
                           Executive Officer since November 1991
                           and was President of MFSCC from January
                           1988 to June 1989 and April 1990 to
                           January 1992. Mr. Crowe is a director
                           of PKS, CalEnergy Company, Inc.,
                           ("CECI"), and Quest Communcations
                           International, Inc.

Bruce C. Godfrey    41     Executive Vice President and Chief            1996
                           Financial Officer of C-TEC since April
                           1994; Executive Vice President and Chief
                           Financial Officer of Mercom, Inc.
                           ("Mercom") since April 1994;
                           director of Mercom since May 1994;
                           Senior Vice President and Principal,
                           Daniels & Associates from January
                           1984 to April 1994.

Stuart E. Graham    51     Chairman, President and Chief Executive       1990
                           Officer of Skanska Engineering and
                           Construction, Inc. since 1994 and has
                           held various positions throughout that
                           company, being appointed Vice President
                           of Operations in 1977. Mr. Graham is also
                           President and Chief Executive Officer of
                           Slattery Associates, Inc. since 1995.

Frank M. Henry      64     Chairman, Frank Martz Coach Company           1980
                           since 1995 and was President of Frank
                           Martz Coach Company from 1964 to 1995;
                           President, Gold Line, Inc. since 1975 and
                           director, First Union Corporation.

Richard R. Jaros    45     Mr. Jaros is a member of the Board of         1993
                           directors of WorldCom and CECI.
                           From 1980 to 1992 and from 1994 to 1997,
                           Mr. Jaros served as President of KDG and
                           Executive Vice President and Chief
                           Financial Officer of PKS.  He served as
                           Chairman of CECI from 1993 to 1994 and as
                           President from 1992 to 1993.



                                                                       Director
Name of Director    Age                                                  Since
----------------    ---                                                ---------
Robert E. Julian    58     Retired Executive Vice President and          1993
                           Chief Financial Officer of PKS from
                           1991 to 1993. Mr. Julian serves as
                           a director of PKS.

Daniel E. Knowles   67     Personnel Consultant of Cambridge             1995
                           Human Resources Consulting Group
                           since 1989; President of Personnel and
                           Administration, Grumman Corporation from
                           1963 to 1989.

Michael J. Mahoney  46     President and Chief Operating Officer         1995
                           of the Company since February 1994;
                           President and Chief Operating Officer
                           of Mercom since February 1994; director
                           of Mercom since January 1994; Executive
                           Vice President, Cable Television Group
                           from June 1991 to February 1994;
                           Executive Vice President of Mercom from
                           December 1991 to February 1994; and
                           Chief Operating Officer of Harron
                           Communications Corp. from April 1983 to
                           December 1990.

David C. McCourt    40     Chairman and Chief Executive Officer          1993
                           of the Company since October 1993;
                           President, Chief Executive Officer and
                           director of Kiewit Telecom Holdings,
                           Inc. ("KTH"); Chairman and Chief
                           Executive Officer of Mercom since October
                           1993; and President and a director of
                           Metropolitan Fiber Systems/McCourt, Inc.,
                           a subsidiary of MFS Telecom, Inc., since
                           1988.  Mr. McCourt has been a director
                           of MFSCC since July 1990, Cable Satellite
                           Public Affairs Network ("C-SPAN") since
                           June 1995 and WorldCom, Inc. since
                           December 1996.

David C. Mitchell   56     Former President of Rochester Telephone       1993
                           Corporations Telephone Group ("RTC") as
                           well as Corporate Executive Vice President
                           and director of Rochester Telephone
                           Corporation. Since 1963, Mr.
                           Mitchell has held various positions
                           throughout RTC, encompassing virtually
                           all disciplines within RTC.



                                                                       Director
Name of Director    Age                                                  Since
----------------    ---                                                ---------

Eugene Roth         61     Partner, Rosenn, Jenkins and Greenwald        1989
                           (Attorneys) since 1964.  Mr. Roth is a
                           director of the Pennsylvania Regional
                           Board of First Fidelity Bank, N.A.

Walter Scott, Jr.   66     Chairman of the Board and President           1993
                           of PKS for over five years. Mr. Scott
                           is also a director of Berkshire Hathaway
                           Inc., Burlington Resources, Inc., CECI,
                           ConAgra, Inc., First Bank System, Inc.,
                           Valmont Industries, Inc., KDG and KTH
                           Mr. Scott was a director of WorldCom from
                           December 1996 to June 1997.

Michael B. Yanney   63     Chairman and Chief Executive Officer          1996
                           of America First Companies L.L.C. since
                           1984.  Mr. Yanney is a director of
                           Burlington Northern Santa Fe Corporation,
                           Lozier Corporation, Forest Oil Corporation,
                           Freedom Communication, Inc. and Mid-America
                           Apartment Communities, Inc. Mr. Yanney was
                           a director of WorldCom from December 1996
                           to July 1997.

_______________________
(1)  Mr. Godfrey was appointed to the Board November 6, 1996.

    The Board of Directors is divided into three classes. David C. McCourt, David C. Mitchell, Daniel E. Knowles and Walter Scott, Jr. are members of Class I whose term will expire at the Annual Meeting. Robert E. Julian, Frank M. Henry, Eugene Roth, Michael B. Yanney and Bruce C. Godfrey are members of Class II, with terms expiring in 1998. James Q. Crowe, Stuart E. Graham, Richard R. Jaros and Michael J. Mahoney are members of Class III, with terms expiring in 1999.

    In connection with the Restructuring (as defined below), it is anticipated that (i) Robert E. Julian, Michael B. Yanney and Bruce C. Godfrey will resign from their positions as Directors in Class 2, (ii) Michael I. Gottdenker and John J. Whyte will be selected by the Board of Directors to fill two of the vacancies in Class 2, (iii) the Board of Directors will eliminate the additional vacancy in Class 2 create a vacancy in, Class 3 and select Bruce C. Godfrey to fill that vacancy.

    Set forth below is biographical information with respect to Michael I. Gottdenker and John J. Whyte as of September 2, 1997:


Name                      Age      Biographical Information
----                      ---      ------------------------
Michael I. Gottdenker     32       Executive Vice President-Telephone
                                   Group-C-TEC (since September 1995);
                                   Executive Vice President-Communication
                                   Services Group (since August 1996);
                                   Vice President of New Business
                                   Development-Revlon Consumer Products
                                   Corporation (1994-1995); General
                                   Manager-State Beauty Supply (1993
                                   -1994); Director of Corporate
                                   Finance-Revlon Consumer Products
                                   Corporation (1992-1993); Associate,
                                   Real Estate Finance Department-Salomon
                                   Brothers, Inc. (1988-1991); Financial
                                   Analyst, Corporate Finance
                                   Department-Salomon Brothers, Inc.
                                   (1986-1988).

John J. Whyte             56       Former Partner, Stavisky, Sharpiro &
                                   Whyte (Public Accounting Firm) for
                                   seventeen years and in 1986,
                                   Mr. Whyte founded Worldwide PCE
                                   Corporation.


    Following the Restructuring, which will include the distribution of the common stock of C-TEC's subsidiaries RCN Corporation ("RCN") and Cable Michigan, Inc. ("Cable Michigan") to the holders of C-TEC Common Stock and C-TEC Class B Stock, it is anticipated that (i) David C. McCourt will also serve as Chairman and Chief Executive Officer and a member of the Board of Directors of RCN and Cable Michigan; (ii) Michael J. Mahoney will resign from his position as President and Chief Operating Officer of C-TEC and will serve as President and Chief Operating Officer and a member of the Board of Directors of RCN; (iii) Bruce C. Godfrey will also serve as Executive Vice President, Chief Financial Officer and a member of the Board of Directors of RCN and as a member of the Board of Directors of Cable Michigan; (iv) James Q. Crowe will also serve as a member of the Board of Directors of RCN; (v) Stuart E. Graham will also serve as a member of the Board of Directors of RCN; (vi) Frank M. Henry will also serve as a member of the Board of Directors of Cable Michigan; (vii) Richard R. Jaros will also serve as a member of the Board of Directors of RCN; (viii) David C. Mitchell will also serve as a member of the Board of Directors of Cable Michigan; (ix) Eugene Roth will also serve as a member of the Board of Directors of RCN; (x) Walter Scott, Jr. will also serve as a member of the Board of Directors of RCN; and (xi) Michael B. Yanney will serve as a member of the Board of Directors of RCN.

____________________________

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
            ------------------------------------------------------

The Company

     Set forth below is certain information regarding the beneficial ownership of C-TEC Common Stock and C-TEC Class B Stock as of September 2, 1997, by each Director, the named executive officers and by all persons, as a group, who are currently Directors or executive officers of the Company. Because the shares of C-TEC Class B Stock are convertible at the option of the holder into shares of C-TEC Common Stock on a one-for-one basis at any time and from time to time, the "Assuming Conversion" columns in the C-TEC Common Stock table reflect the total shares of C-TEC Common Stock which would be beneficially owned by such person or group assuming no other conversions. The "Percent of Class" columns represent ownership not voting interest. Shares of C-TEC Common Stock have one vote per share and shares of C-TEC Class B Stock have 15 votes per share. Each Director or named executive officer has sole investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto:



                                                                     C-TEC CLASS B           ASSUMING CONVERSION
                                     C-TEC COMMON STOCK(1)            COMMON STOCK         ------------------------
                                 ---------------------------- ----------------------------  Number of     Percent
                                 Number of Shares  Percent of Number of Shares  Percent of   Shares         of
                                  Beneficially    Outstanding  Beneficially    Outstanding Beneficially Outstanding
                                    Owned (2)      Shares(3)    Owned(2)        Shares(3)   Carried (2)  Shares(3)
Name of Beneficial Owner         ---------------- ----------- ---------------- ----------- ------------   ------
------------------------
Michael A. Adams(4)                9,778              *            -0-             -0-           9,778       *
James Q. Crowe                       416              *            -0-             -0-             416       *
Bruce C. Godfrey (4)              19,736              *            -0-             -0-          19,736       *
Michael I. Gottdenker(4)           9,223              *            -0-             -0-           9,223       *
Stuart E. Graham                     437              *          4,650              *            5,087       *
Frank M.  Henry                   41,466              *         23,097              *           64,563       *
Richard R. Jaros                     380              *            -0-             -0-             380       *
Robert E. Julian                   4,498              *            -0-             -0-           4,498       *
Daniel E. Knowles                    937              *            -0-             -0-             937       *
Michael J. Mahoney (4)            22,099              *            -0-             -0-          22,099       *
David C. McCourt (4)(5)           44,676              *          6,000              *           50,676       *
David C. Mitchell                  2,726              *            -0-             -0-           2,726       *
Eugene Roth                        1,175              *          5,600              *            6,775       *
Walter Scott, Jr.                    416              *            -0-             -0-             416       *
Michael B. Yanney                    411              *            -0-             -0-             411       *
All Directors and Executive      196,933              *         44,347              *          241,280    1.04%
 Officers as a Group(19
 Persons)(4)(5)

(1) The C-TEC Class B Stock is convertible, at the option of the holder, into shares of C-TEC Common Stock on a one-for-one basis at any time and from time to time. The C-TEC Common Stock column has been prepared assuming that no shares of C-TEC Class B Stock are converted into C-TEC Common Stock.

(2) Includes forfeitable Matching Shares (as defined below) and Share Units (as defined below).

(3)  Includes forfeitable Matching Shares but excludes Share Units.

(4) Under the C-TEC Executive Stock Purchase Plan ("ESPP"), participating executive officers who forgo current compensation are credited with C-TEC "Share Units", the value of which is based on the value of a share of C-TEC Common Stock. ESPP participants who elect to receive Share Units in lieu of current compensation are also credited with restricted "Matching Shares," which vest over a period of 3 years from the grant date, subject to continued employment. Matching Shares, unless forfeited, have voting and dividend rights. (In connection with the Restructuring, Share Units and Matching Shares will be adjusted in an equitable manner.) The holdings indicated include Share Units and Matching Shares. The table below shows, in respect of each named executive officer, the number of shares of C-TEC Common Stock purchased outright, Share Units relating to C-TEC Common Stock acquired by each named executive officer in lieu of current compensation, and the forfeitable Matching Shares of C-TEC Common Stock held by each named executive officer:




                                                     Share Units                                  Total Shares
                                                    Acquired Under                               Purchased and
                                                     the ESPP In      Total Shares   Restricted   Acquired and
                                  Shares Purchased  Lieu of Current  Purchased And    Matching    Restricted
                                      Outright        Compensation      Acquired      Shares    Matching Shares
                                 -----------------  ---------------  -------------  ----------  ---------------
Michael A. Adams...............                762            4,508          5,270       4,508            9,778
Bruce C. Godfrey...............              5,756            6,990         12,746       6,990           19,736
Michael I. Gottdenker..........              1,053            4,085          5,138       4,085            9,223
David C. McCourt...............              8,636           18,020         26,656      18,020           44,676
Michael J. Mahoney.............              8,483            6,808         15,291       6,808           22,099


(5) Includes 225 shares of C-TEC Common Stock which are owned by Mr. McCourt's wife. Mr. McCourt disclaims beneficial ownership of such shares.

     The information set forth above and in "Director Information" does not give effect to the ownership of Company securities by KTH. Certain executive officers or directors of the Company are directly or indirectly affiliated with KTH. For information with respect to the beneficial ownership of securities by KTH, see "Security of Ownership Certain Beneficial Owners".

Mercom, Inc.

     Set forth below is certain information regarding the beneficial ownership of the Common Stock of Mercom, a 61.92% owned subsidiary of the Company, as of September 2, 1997, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of the Company. Each director or executive officer has sole investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto:

                             Number of Shares   Percent
Name of Beneficial Owner    Beneficially Owned  of Class
--------------------------  ------------------  --------
Michael A. Adams                   -0-             -0-
James Q. Crowe                     -0-             -0-
Bruce C. Godfrey                   -0-             -0-
Michael I. Gottdenker              -0-             -0-
Stuart E. Graham                   -0-             -0-
Frank M. Henry                     -0-             -0-
Richard R. Jaros                   -0-             -0-
Robert E. Julian                   -0-             -0-
Daniel E. Knowles                  -0-             -0-
Michael J. Mahoney                 -0-             -0-
David C. McCourt                 50,000/(1)/        *
David C. Mitchell                  -0-             -0-
Eugene Roth                        -0-             -0-
Walter Scott, Jr.                  -0-             -0-
Michael B. Yanney                  -0-             -0-


All Directors and Executive
Officers as a Group (19 persons)  55,000/(1)/      *

________________________
/(1)/ Includes 50,000 shares which are owned by Mr. McCourt's wife. Mr. McCourt disclaims beneficial ownership of such shares.

(*)    Less than 1% of the outstanding shares.

Peter Kiewit Sons' Inc.

     Set forth below is certain information regarding the beneficial ownership of equity securities of PKS as of September 2, 1997, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of the Company. The equity securities of PKS are Class B Construction & Mining Group Nonvoting Restricted Redeemable Convertible Exchangeable Common Stock (none of which is owned by management), Class C Construction and Mining Group Restricted Redeemable Convertible Exchangeable Common Stock ("Class C"), and Class D Diversified Group Convertible Exchangeable Common Stock ("Class D").

                          Number of   Percent of  Number of  Percent of
                           Class C      Class C    Class D    Class D
Name                        Shares    Shares (%)    Shares     Shares
----                      ---------   ----------  ---------  ----------
Michael A. Adams             -0-        -0-          -0-        -0-
James Q. Crowe               -0-        -0-        134,369       *
Bruce C. Godfrey             -0-        -0-          -0-        -0-
Michael I. Gottdenker        -0-        -0-          -0-        -0-
Stuart E. Graham             -0-        -0-          -0-        -0-
Frank M. Henry               -0-        -0-          -0-        -0-
Richard R. Jaros            25,772       *         121,128       *
Robert E. Julian             -0-        -0-        403,908      1.6
Daniel E. Knowles            -0-        -0-          -0-        -0-
Michael J. Mahoney           -0-        -0-          -0-        -0-
David C. McCourt             -0-        -0-          1,500      -0-
David C. Mitchell            -0-        -0-          -0-        -0-
Eugene Roth                  -0-        -0-          -0-        -0-
Walter Scott, Jr.          250,000      2.5        3,393,374   13.8
Michael B. Yanney            -0-        -0-          -0-        -0-

All Directors and
Executive Officers
as a Group                 275,772      2.7        4,054,279    15.4

(*)  Less than 1% of the outstanding shares of the class.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the beneficial ownership of shares of C-TEC Common Stock and C-TEC Class B Stock by any person or group known to the Company to be a beneficial owner of more than five percent of either class of shares. The "Total" columns are unlikely to represent the sum of the related columns because most forms of ownership require
that the same shares be disclosed in two of the columns.    Because the shares
of C-TEC Class B Stock are convertible at the option of the holder into shares of C-TEC Common Stock on a one-for-one basis at any time and from time to time, the "Assuming Conversion" columns in the C-TEC Common Stock table reflect the total shares of C-TEC Common Stock which would be beneficially owned upon conversion by each person or group, as well as the related percentage beneficially owned by such person or group assuming no other conversions. The "Percent of Class" columns represent ownership not voting interest. Shares of C-TEC Common Stock have one vote per share and shares of C-TEC Class B Stock have 15 votes.

per share. In addition, shares of both classes can be voted cumulatively with respect to the election of directors.

At September 2, 1997

                               C-TEC COMMON STOCK

                                                                                                               Assuming
                    Without Conversion                                                                        Conversion
====================================================================================================  =============================

                              Sole           Sole          Shared      Shared               Percent                 Percent
                             Voting        Investment      Voting    Investment             of Class                of Class
                              Power          Power         Power       Power       TOTAL     Approx.    TOTAL        Approx.
                              -----          -----         -----       -----       -----     -------    -----        -------

Kiewit Telecom             11,226,262    11,226,262         0           0       11,226,262  48.44%     13,320,485    57.47%
Holdings, Inc./(1)/

Mario J.                    1,575,537     1,576,037         0           0        1,576,037    6.8%      2,257,232     9.74%
Gabelli Group/(2)/

                              C-TEC Class B Stock

                              Sole           Sole          Sole        Sole                  Percent
                             Voting        Investment     Voting    Investment               of Class
                              Power          Power         Power       Power      TOTAL       Approx.
                              -----          -----         -----       -----      -----       -------
Kiewit Telecom              2,094,223      2,094,223         0           0       2,094,223    48.60%
Holdings, Inc./(1)/

Mario J.                      681,195        681,195         0           0         681,195    15.81%
Gabelli Group/(2)/

_____________

1. PKS is the sole stockholder of KDG, which holds 90% of the common stock of KTH and all of the preferred stock of KTH. David C. McCourt owns the remaining 10% of the common stock of KTH. The address for each of KTH, KDG and PKS is 1000 Kiewit Plaza, Omaha, Nebraska 68131. KTH was formerly known as RCN Corporation.

2. Based on information obtained from Schedule 13Ds and amendments thereto for the C-TEC Common Stock and the C-TEC Class B Stock filed through September 2, 1997, with the Securities and Exchange Commission (the "SEC") by Mario J. Gabelli, together with GAMCO Investors, Inc., Gabelli Funds, Inc., Gabelli Performance Partnership, L.P., Gabelli International Limited, Gabelli International II Limited and Gabelli & Company, Inc., each of whose address is One Corporate Center, Rye, New York 10580-1434.

                            COMPENSATION INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ending December 31, 1994, 1995, and 1996 the cash compensation, as well as certain other compensation, paid or accrued to the named executive officers.

                           SUMMARY COMPENSATION TABLE


                                         Annual Compensation                          Long Term Compensation
                                         -------------------                           ----------------------
                                                                             Awards                            Payouts


                                                                             Restricted    Securities
Name and                                                                     Stock         Underlying               All Other
Position                          Year          Salary($)        Bonus($)    Awards($)    /(1)/Options($)      Compensation($)/(2)/
David C. McCourt                  1996           491,154          700,000    238,333            --                    5,478
 Chairman and                     1995           397,885          700,000    220,000         250,000                  5,612
 Chief Executive                  1994           375,000          500,000         --         250,000                    387
 Officer

Michael J. Mahoney                1996           235,027          175,000     67,017            --                    5,478
 President and                    1995           222,462          100,000     65,000            --                    5,952
 Chief Operating                  1994           190,719          125,000         --        100,000                   5,585
 Officer

Bruce C. Godfrey                  1996           221,462          165,000     74,333           --                    4,965
 Executive Vice                   1995           183,731          150,000     67,000           --                    4,790
 President and                    1994           128,154           53,500         --         70,000                    165
 Chief Financial
 Officer

Michael I. Gottdenker             1996           198,673          115,000     59,750       10,000                   31,549
 Executive Vice                   1995            53,365          100,000         --       60,000                   41,013
 President --                     1994                (3)              (3)        (3)          (3)                      (3)
 Telephone Group

Michael A. Adams                  1996           138,673          155,000     36,950           --                    3,853
 President --                     1995           122,885           46,000     34,200       20,000                    3,991
 Technology and                   1994            97,861           35,000         --       35,000                      192
 Network Development

-------------------------------------------------------------------------------

(1) Represents the market value on the date of grant of restricted stock awards. As of December 31, 1996, the aggregate holdings and value of restricted stock awards were:


                                                                                    Aggregate
                                                                      Shares         Value
                                                                      -------       ---------
            David C. McCourt .........................................13,308        $322,709
            Michael J. Mahoney ........................................3,744        $ 90,793
            Bruce C. Godfrey ..........................................4,035        $ 97,846
            Michael I. Gottdenker .....................................1,730        $ 41,950
            Michael A. Adams...........................................2,015        $ 48,861

            Vesting of restricted shares is accelerated upon a change in control of the Company. Restricted stock holdings for the executives as of December 31, 1996 vest as follows:

            December 1998.............................................10,617
            On or before December 1999................................14,215


(2)  Includes the following amounts for the last fiscal year:

David C. McCourt: $396 - Company paid life insurance; $5,082 - 401 (k) Company match;
Bruce C. Godfrey: $396 - Company paid life insurance; $4,589 - 401 (k) Company match;
Michael J. Mahoney: $396 - Company paid life insurance; $5,082 - 401 (k) Company match;
Michael I. Gottdenker: $396 - Company paid life insurance; $1,777 - 401 (k) Company match; 29,376 - relocation expenses;
Michael A. Adams: $363 - Company paid life insurance; $3,490 - 401(k) Company match.

(3) The information is not required since the named executive was not an executive officer during 1994.


C-TEC Options/SAR Grants in Fiscal year 1996


                                                        % of
                                    Number  of         Total                                  Potential Realizable
                                    Securities        Options       Exercise                   Value at Assumed
                                    Underlying        Granted        or Base                 Annual Rates of Stock
Name                                  Options        to Emp. in       Price    Expiration    Price Appreciation for
----                                 Granted (#)   Fiscal Yr. 1996    ($/sh)       Date           Option Term
                                   -------------  ----------------  ---------  ----------    ----------------------
                                                                                                5%($)       10%($)
                                                                                                -----       ------
David  C, McCourt                       ----            ----           ----       ----           ----        ----
Michael J. Mahoney                      ----            ----           ----       ----           ----        ----
Bruce C. Godfrey                        ----            ----           ----       ----           ----        ----
Michael I.                             10,000          10.53%          26.75     9/18/06       168,231     426,315
 Gottdenker
Michael A. Adams                        ----            ----           ----       ----           ----        ----





FY-End Option Values (1)


                              Number of Securities Underlying
                              Unexercised Options at                   Value of Unexercised In-The-Money Options
                              December 31, 1996 /(2)/                  at December 31, 1996/(2)(3)/
                              ------------------                       --------------------
                              Exercisable (#)   Unexercisable (#)      Exercisable ($)    Unexercisable ($)
                              --------------    ----------------       ---------------    -----------------
David C. McCourt.......           150,000          350,000                  331,250           887,500
Michael J. Mahoney.....            40,000           60,000                       --                --
Bruce C. Godfrey.......            28,000           42,000                       --                --
Michael I. Gottdenker..            12,000           58,000                       --                --
Michael A. Adams.......            18,000           37,000                    2,750            11,000
--------------

(1) No C-TEC stock options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1996.

(2)  Denominated in shares of C-TEC Common Stock.

(3) The fair market value of C-TEC Common Stock at December 31, 1996, was $24.25 per share.

Pension Benefits

     The following table shows the estimated annual benefits payable under the Company's pension plan upon retirement for the named executive officers based upon the compensation and years of services classifications indicated:


                                     Years of  Service
                                     -----------------
Average Compensation      15       20       25       30       35
                        -------  -------  -------  -------  -------
$125,000                $22,961  $30,615  $38,269  $45,923  $53,576
$150,000-$500,000        28,024   37,365   46,706   56,048   65,389

     Pensions are computed on a single straight life annuity basis and are not reduced for social security or other offset amounts. Participants receive a pension based upon average compensation multiplied by the number of years of service. Average compensation is computed on the basis of the average of the employee's highest five (5) consecutive annual base salaries in the ten (10) years immediately preceding retirement. The compensation covered by this plan is generally based upon the compensation disclosed as salary in the Summary Compensation Table, subject to the limitations imposed on tax-qualified plans.

     C-TEC completed a comprehensive study of its employee benefit plans in 1996. As a result of this study, effective after December 31, 1996, the named executive officers participating in the C-TEC defined benefit plan on such date ceased to accrue benefits under such plan, but became fully vested in their benefit accrued through that date. Such benefits, for the named executive officers affected by this event, computed as the present value at July 31, 1997 (the expected payout date) of a life annuity beginning at age 65, are as follows: Mr. McCourt, $11,679; Mr. Mahoney, $29,124; Mr. Godfrey, $10,874 and Mr. Adams, $7,249.

                         COMPENSATION COMMITTEE REPORT


     The compensation programs for the Company's executive officers are administered by the Compensation Committee ("Compensation Committee") of the Company's Board of Directors. The Committee makes recommendations and/or determinations with respect to executive compensation matters.

     The Compensation Committee submits the following report on compensation for the Company's executive officers for 1996.

Compensation Philosophy

     The philosophy of the Company's compensation program is to offer performance-based compensation to its executives in order to reward those executives whose efforts enable the Company to achieve its business objectives and enhance shareholder value. The Company's compensation plan policies and philosophies are to:


1. Establish and implement the concept of Total Director Compensation ("TDC") with a base salary slightly below that of the Company's peer group, a short term bonus equivalent to that of the Company's peer group and a long-term bonus above that of the Company's peer group.

2. Establish market-based levels or bands for the executive group that develop a TDC for each band. Position placement in the bands is based on performance, level of responsibility, scope and impact on decision making.

3. Provide that as an executive's level of responsibility increases, a greater portion of the executive's potential total compensation opportunity is based on performance incentives and less on base salary.

4. Align the interests of executives with the interests of shareholders through ownership of Company stock.

Base salary structure guidelines were approved by the Board and became effective February 1, 1994. The 1994 executive short-term incentive plan was adopted in April 1994. The Plan established specific objectives and component weightings for each executive level band. The long-term incentive components of the TDC are the 1994 Stock Option Plan and the 1996 Equity Incentive Plan. Since 1994, the Compensation Committee has used the TDC guidelines in their determination of base salary, short-term incentive grants, and stock option grants as they deemed appropriate and consistent with the compensation philosophy of the Company.

     In 1995, the Committee determined that the interests of the Company's executives and shareholders should be further aligned by requiring key executives to make a personal financial commitment to, and maintain, a significant equity stake in the Company. Accordingly, guidelines were adopted requiring all key executives to own by 2000 Company stock equal to 100% to 300% (depending upon their title) of their annual base salary. To assist executives in accumulating this equity position on a pre-tax basis, the Company implemented the Executive Stock Purchase Plan pursuant to which an executive's purchase of Company stock through deferring receipt of earned and otherwise payable compensation is matched by the Company.

     In addition, the Committee recommended and, on November 7, 1996, the Company adopted the 1996 Bonus Plan, which is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended ("the Code").

Executive Officer Compensation

     In conjunction with the market-based executive level position bands referred to above, the Company increased executive salaries effective February 15, 1996. These increases were based upon the consideration of certain employment data, an assessment of the Company's and the officers' performance during the prior year and other contributions of the officers to the Company's overall performance and certain subjective criteria.

     The amount of cash bonuses paid to executive officers for 1996 pursuant to the executive short-term incentive plan was determined through a combination of factors including the attainment of certain corporate, business unit and individual objectives (financial and non-financial), the compensation practices of the Company's peer group, results of corporate and business unit financial performances and other subjective criteria.

     At September 2, 1997, 1,020,000 stock options were held by seven executive officers, including Messrs. McCourt, Mahoney and Godfrey and an additional 455,500 stock options were held by thirty-two mid-level management employees of the Company. Stock options were granted with an exercise price equal to or greater than the fair market value of the Company's Common Stock at the time of grant and generally become exercisable over a five year period with the first portion of the options exercisable one year from the date of grant. The Committee believes that such stock options provide an incentive for retention of executive talent and the creation of shareholder value in the long term since the full benefit of the compensation package cannot be realized unless the price of the Company's stock appreciates over a specified number of years and the optionee continues to perform services for the Company. The number of stock options granted to each executive officer was based on the individual's salary band, title and the Committee's evaluation of each executive's individual performance and contribution to the Company's performance and future positioning.

Chief Executive Officer Compensation

     Mr. McCourt was paid a base salary and bonus of $491,154 and $700,000, respectively for services rendered in 1996. The Committee determined that in accordance with the compensation philosophy described above, Mr. McCourt's salary should be $500,000 for 1997 to keep it slightly below that of similar positions for companies in the Company's peer group. Mr. McCourt's short-term incentive award reflects the accomplishment of certain strategic corporate objectives, and the attainment of certain corporate financial and non-financial goals during 1996.

Compliance with Internal Revenue Code Section 162(m)

     On November 7, 1996, the shareholders of the Company approved the C-TEC Corporation 1996 Bonus Plan (the "Bonus Plan"). The Bonus Plan will be administered by the Compensation Committee and is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Code. Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer unless said compensation is awarded pursuant to a qualified performance-based program. The Bonus Plan is intended to qualify for exemption from the deduction limit for 1997 compensation which exceeds the $1 million limit. Subject to the needs of the Company, the Company's policy is to attempt to meet the requirements for deductibility under Section 162(m).

                              COMPENSATION COMMITTEE

                              Eugene Roth, Chairman
                              Stuart E. Graham
                              Daniel E. Knowles
                              Michael B. Yanney
                              Dated: August 15, 1997

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Eugene Roth, Esq., Stuart E. Graham, Daniel E. Knowles, and Michael B. Yanney.

     Eugene Roth, Esq. is a partner at Rosenn, Jenkins and Greenwald, which serves as counsel to the Company from time to time.

OTHER RELATED INFORMATION

          PKS, the Company's controlling shareholder, and/or its affiliates has a substantial stock ownership in CECI, KTH and the Company. These companies share mutual director representation on their respective boards.

          Although members of the current Compensation Committee do not serve on any Kiewit-related compensation committees, Richard R. Jaros, a member of the Company's Executive Committee, is on the compensation committee of CECI.

          For information regarding certain potential or contemplated transactions between the Company, including its subsidiaries and other affiliates of PKS, see "Transactions with Management and Certain Concerns."

Performance Graph

     The following performance graph compares the performance of the C-TEC Common Stock and the C-TEC Class B Stock to the NASDAQ Stock Market Index ("NASDAQ US Index") and the NASDAQ Telecommunications Index ("NASDAQ Telecom Index"). The graph assumes that the value of the investment in C-TEC Common Stock, C-TEC Class B Stock and each index was $100 at December 31, 1991 and that all dividends were reinvested.

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG C-TEC COMMON STOCK, C-TEC CLASS B STOCK, THE NASDAQ STOCK MARKET-US INDEX AND NASDAQ TELECOM

                              [PERFORMANCE GRAPH]


                C-TEC         C-TEC CORP.       NASDAQ       NASDAQ STOCK
  DATE       CORPORATION        CLASS B        TELECOM         MARKET-US
  ----       -----------        -------        -------         ---------
12/91                100            100            100               100
12/92                 88             83            123               116
12/93                188            203            189               134
12/94                124            114            158               131
12/95                194            177            207               185
12/96                148            137            211               227


TRANSACTIONS WITH MANAGEMENT AND CERTAIN CONCERNS

     David C. McCourt, Chairman, Chief Executive Officer and Director of the Company, is a director of C-SPAN. In 1996, the Company paid $240,523 to C-SPAN for programming services.

          Frank Henry, together with his spouse, owns a 50% partnership interest in Frank M. Henry Associates, which leased office space to the Company under a lease which expired May 31, 1996. A total of $212,211 was paid by the Company to Frank M. Henry Associates for rent, utility, parking and maintenance services for the year ending December 31, 1996.

     David C. Mitchell, a Director of the Company, serves as a consultant to the Company and was paid $85,500 by the Company in 1996.

     During 1996, the Company paid MFSCC $4,872,518 primarily for network costs. Also during 1996, the Company earned $2,209,098 in revenue from MFSCC, primarily for construction management services. MFSCC was an affiliate of PKS and is now a WorldCom subsidiary.

OTHER MATTERS

     In March 1996, C-TEC announced that it intended to distribute to its shareholders, in a tax-free spin-off, its Pennsylvania-based local telephone operations, its communications engineering operations, and certain other assets, and that, following the spin-off, it intended to combine its domestic cable television operations with a third party pursuant to a tax-free stock-for-stock transaction (collectively, the "Prior Restructuring Plan"). Also in March 1996, in connection with and in order to facilitate the Prior Restructuring Plan, C-TEC signed a definitive agreement (the "Stock Purchase Agreement") for the sale to KTH of the following businesses (collectively, the "Businesses Transferred Under Contractual Arrangement"): (i) RCN International Holdings, Inc., the subsidiary that owns the 40% interest in Megacable S.A. de C.V.; (ii) TEC Air, Inc., which owns a corporate jet aircraft; (iii) C-TEC's long distance operations; and (iv) C-TEC's interest (the "RCN Telecom Interest") in its competitive telephone, cable television and Internet access business (the "RCN Telecom Business").

     The Businesses Transferred Under Contractual Arrangement were to be sold at two separate closings. In April 1996, at the first closing, C-TEC sold the RCN Telecom Interest to KTH for $17.5 million in cash in accordance with the Stock Purchase Agreement. In addition, C-TEC retained a warrant to purchase approximately 6% of the equity of the RCN Telecom Business (the "RCN Warrant"). The second closing, involving the sale of the other Businesses Transferred Under Contractual Arrangement (the "Other Businesses"), was expected to take place in the second half of 1996 subject to certain conditions. The purchase price for the Other Businesses was expected to be approximately $106 million.

     The Stock Purchase Agreement provided C-TEC an option, at its election, to repurchase from KTH any or all of the Businesses Transferred Under Contractual Arrangement, if C-TEC did not restructure its domestic cable television and local telephone operations by January 1, 1997. The Stock Purchase Agreement further provided that if C-TEC elected to exercise its option to rescind the sale of the Businesses Transferred Under Contractual Arrangement, it would have the right and the obligation to purchase KTH's 80.1% interest in Freedom New York, L.L.C. ("Freedom") and all related rights and liabilities (collectively, the "Freedom Interest"). The Stock Purchase Agreement provided that the repurchase price for the RCN Telecom Interest and the purchase price for the Freedom Interest would be equal to KTH's investment in those assets plus an amount to compensate for forgone interest on the amount invested. In March 1996, Freedom had acquired the wireless video services business of Liberty Cable Television of New York from Bartholdi Cable Company.

     In August 1996, in the wake of the newly issued rules under the 1996 Act, depressed cable stock prices and other changed circumstances, C-TEC determined not to proceed with the Prior Restructuring Plan. Following that determination,
(i) C-TEC exercised its option under the Stock Purchase Agreement to reacquire the RCN Telecom Interest and to acquire from KTH the Freedom Interest and (ii) C-TEC and KTH agreed that the closing of the purchase and sale of the Other Businesses would not be consummated. The repurchase price for the RCN Interest was approximately $28 million and the purchase price for the Freedom Interest was approximately $29 million. In connection with the closing of those transactions, C-TEC acquired from KTH a note issued by Freedom in connection with a loan from KTH to Freedom. The purchase price for the note was approximately $1.5 million, an amount equal to the accreted value of the note. Shortly after the closing of these transactions, the RCN Warrant was canceled.

     The Stock Purchase Agreement, the exercise of the repurchase option and all of the related transactions were reviewed and approved by a special committee of the Board of Directors of C-TEC composed of directors unaffiliated with KTH. The special committee members were Messrs. Stuart E. Graham, Frank M. Henry, Eugene Roth and Daniel E. Knowles.

     At the time C-TEC announced that it would not pursue the Prior Restructuring Plan, it also announced that it would continue to explore ways to increase its profitability and value including other possible restructuring transactions. Following that announcement, and at the direction of the C-TEC Board of Directors, management of C-TEC and Merrill Lynch continued to analyze the structure and strategy of C-TEC and its business groups. In the course of the analysis, management determined that two of the primary goals to be achieved in any restructuring would be the following: (i) facilitating the raising of capital necessary for the development of the RCN Telecom Business and (ii) facilitating the creation of targeted equity-based incentives for employees of that business. The C-TEC Board of Directors was updated by management and provided direction to management as the analysis and the restructuring plans developed.

     On February 12, 1997, the C-TEC Board of Directors approved a plan to restructure C-TEC (the "Restructuring"). Under the Restructuring, C-TEC will be separated into three different, publicly traded companies engaged, respectively, in the following businesses:

 (i) the "RCN Businesses", which will be owned by RCN and will consist of the RCN Telecom Business, C-TEC's New Jersey, New York (excluding New York City) and Pennsylvania cable television operations, C-TEC's long distance business (other than the portion of such business that consists of providing long distance services to customers in the franchise area of Commonwealth Telephone Company and in the Pennsylvania communities of Wilkes-Barre, Scranton and Harrisburg (the "Commonwealth Service Territory")) and RCN International Holdings,Inc., formerly C-TEC International, Inc., which owns a 40% interest in Megacable S.A. de C.V., a Mexican Cable television provider;

 (ii)    the  "Cable Michigan Business", which will be owned by Cable Michigan
         and will consist of   C-TEC's cable television business in Michigan,
         including C-TEC's 61.92% interest in Mercom; and

 (iii) the Pennsylvania Telephone and Engineering Business, which will be owned by the Company and will consist of C-TEC's Commonwealth
         Telephone Company business (Pennsylvania rural LEC operations), C-TEC's Pennsylvania CLEC operations, Commonwealth Communications, Inc. (telecommunications engineering business) and C-TEC's long distance business in the Commonwealth Service Territory.

     The Restructuring will include the following transactions: (i) the incurrence of certain indebtedness by C-TEC and certain of its subsidiaries,
(ii) an internal restructuring to segregate C-TEC's businesses as set forth in the preceding paragraph, (iii) following such internal restructuring, a distribution by C-TEC to its common equity holders of all of the outstanding capital stock of RCN and Cable Michigan (referred to herein as the "Distributions") and (iv) within one year of the Distributions, an equity or equity-linked financing by C-TEC. As part of the Restructuring, C-TEC will be renamed Commonwealth Telephone Enterprises, Inc.

     The C-TEC Board of Directors determined that the Restructuring and the Distributions would be in the best interests of C-TEC, RCN, Cable Michigan and the holders of the C-TEC Common Stock and C-TEC Class B Stock because it will, among other things, (i) permit C-TEC to raise financing to fund the development of the RCN Telecom Business on more advantageous economic terms than the other alternatives available, (ii) facilitate possible future acquisitions and joint venture investments by RCN and Cable Michigan and possible future offerings by RCN, (iii) allow the management of each company to focus attention and financial resources on its respective business and permit each company to offer employees incentives that are more directly linked to the performance of its respective business, (iv) facilitate the ability of each company to grow in both size and profitability, and (v) permit investors and the financial markets to better understand and evaluate C-TEC's various businesses.

     In July 1997, C-TEC received approval by the Internal Revenue Service to conduct a tax-free spin-off of two segments of its existing businesses, to form the three separate, publicly-traded companies.

     C-TEC anticipates that the Restructuring will be completed by the end of 1997. The Restructuring is, however, subject to the receipt of certain regulatory approvals and certain other conditions, and no assurance can be given that the Restructuring will be consummated.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Board of Directors of the Company held nine meetings in 1996. The Board of Directors has standing Executive, Audit, Compensation and Pension Committees.

     The Audit Committee of the Company held two meetings in 1996. The Committee (i) discussed matters concerning the audit of the annual financial statements, (ii) considered the Company's internal audit program, (iii) recommended the selection of the independent auditors to audit the accounts of the Company, and (iv) discussed other matters of concern to the Audit Committee, the auditors or management. The current Audit Committee consists of Robert E. Julian, Chairman, David C. Mitchell and Frank M. Henry.

      The Compensation Committee of the Company held three meetings in 1996. The Committee made recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries and established compensation policy. The Compensation Committee also administered the Company's, Short-Term Incentive Plan, 1994 Stock Option Plan, the 1996 Equity Incentive Plan, as well as the Executive Stock Purchase Plan. The current Compensation Committee consists of Eugene Roth, Chairman, Stuart E. Graham, Daniel E. Knowles and Michael B. Yanney.

     The Pension Committee of the Company held two meetings in 1996. The Committee reviewed and evaluated the investment performance of the various pension investment funds and monitored the performance of the administrators, investment managers and trustees of such funds, as well as reviewed the actuarial assumptions used in setting the Company's funding policies for such funds. The current Pension Committee consists of Richard R. Jaros, Chairman, David C. McCourt, Michael J. Mahoney and Michael B. Yanney.

Directors' Compensation

     Directors of C-TEC who are employees of the Company and its subsidiaries receive no directors' fees. Non-employee Directors of the Company receive an annual retainer of $900 per month and are paid $1,000 for each board meeting attended. The Committee Chairman and other committee members are paid $500 and $300, respectively, for each committee meeting attended. In fiscal 1996, Stuart
E. Graham, Frank M. Henry, David C. Mitchell, Daniel E, Knowles, Eugene Roth and Michael B. Yanney were paid $16,300, $18,200, $20,200, $20,500, $21,100, and
$6,600,
respectively, for the foregoing services. Compensation for director services rendered by Directors not employed as executive officers of the Company but employed as executive officers at PKS and MFS totaled $67,900(1), and $15,700(2), respectively, in fiscal year 1996. In addition, Stuart E. Graham, Frank M. Henry, Daniel E. Knowles and Eugene Roth were paid $21,000, $21,000, $21,000 and $31,039, respectively, for special committee fees in connection with the Company's Prior Restructuring Plan.

     On February 12, 1997, the Board of Directors adopted the C-TEC Corporation 1997 Non-Management Directors' Stock Compensation Plan (the "Directors' Stock Plan"). The purpose of the Directors' Stock Plan is to encourage non-management Directors to have a personal financial stake in the Company through an ownership interest in the Company's Common Stock, thereby aligning the interests of Non-Management Directors with those of the Company's shareholders. The shares of C-TEC Common Stock issuable pursuant to this Plan are in lieu of the annual retainer and meeting fees payable to Non-Management Directors. Under the Directors' Stock Plan, on January 1 of each year, non-employee directors are paid an annual retainer of $10,800 in C-TEC Common Stock on January 1 of each year, based upon the average fair market value of the C-TEC Common Stock during the 10 trading days prior to such date. Non-employee directors are paid $1,000 in C-TEC Common Stock for Board of Directors meetings and Committee Chairmen and other committee members are paid $500 and $300, respectively, in C-TEC Common Stock for committee meetings on a quarterly basis, based upon the closing price of the C-TEC Common Stock on the last trading day of the applicable quarter.


_________________________________________________
(1) Messrs. Jaros, Julian, Scott, and Stortz
(2) Mr. Crowe

                                  PROPOSAL 2:
                            THE REVERSE STOCK SPLIT

General

  The Board of Directors has determined that it would be advisable to amend the Company's Articles of Incorporation to effect a two (2)-for-three (3) reverse stock split (the "Reverse Stock Split") of the C-TEC Common Stock and the C-TEC Class B Stock. The C-TEC Class B Stock and the C-TEC Common Stock are referred to herein collectively as the "C-TEC Common Equity". A copy of the proposed amendment to the Articles of Incorporation is attached hereto as Exhibit A (the "Amendment"). If the Amendment is approved by the shareholders, each three shares of C-TEC Common Stock (the "Old Common Stock") outstanding on the Effective Date (as defined below) will be converted automatically into two shares of new Common Stock, par value $1.00 per share (the "New Common Stock"), and each three shares of C-TEC Class B Stock (the "Old Class B Stock" and, together with the Old Common Stock, the "Old Common Equity") will automatically be converted into two shares of Class B Stock, par value $1, per share (the "New Class B Stock") and together with the New Common Stock, (the "New Common Equity"). To avoid the existence of fractional shares of New Common Equity, shareholders who would otherwise be entitled to receive fractional shares of New Common Equity shall receive cash in lieu thereof. See "Exchange of Stock Certificates". The "Effective Date" of the Reverse Stock Split will be the date on which the Amendment is filed with the Department of State of the Commonwealth of Pennsylvania, which is anticipated to be as soon as practicable following the date of the Annual Meeting.

Background of and Reasons for the Reverse Stock Split

     On September 5, 1997, the Board of Directors adopted resolutions approving the Amendment and directing that the Amendment be placed on the agenda for the consideration of the shareholders at the Annual Meeting.

     On September 2, 1997, the closing price per share of C-TEC Common Stock on the Nasdaq Stock Market ("NASDAQ") was $39.25. On September 2, 1997, the closing price per share of the C-TEC Class B Stock on the OTC Bulletin Board was [$38.75.] These prices are based on the market perception of the value of all of C-TEC's businesses, including the RCN Businesses and the Cable Michigan Businesses which will be distributed to the holders of C-TEC Common Equity in the Restructuring. Given the value of the RCN Businesses and the Cable Michigan Business, the Board of Directors believes that, after the record date for the distribution of the common stock of RCN and of Cable Michigan, the market prices of the C-TEC Common Equity (the "Post Record Date Prices") will be reduced significantly. The Board of Directors believes that the Post Record Date Prices of the C-TEC Common Equity may impair the acceptablity of the C-TEC Common Equity by portions of the financial community and the investing public.

     The Board of Directors believes that the decrease in the number of shares of C-TEC Common Equity outstanding as a consequence of the Reverse Stock Split and the resulting anticipated corresponding increased price level will result in greater interest in the C-TEC Common Equity by the financial community and the investing public than if the Reverse Stock Split were not effected.

     There can be no assurance, however, that the foregoing will occur or that the market prices of the C-TEC Common Equity immediately after implementation of the Reverse Stock split will increase, and if they increase, there can be no assurance that such increases can be maintained for any period of time, or that such market prices will approximate 1.5 times the market prices before the Reverse Stock Split.

     Dissenting shareholders have no appraisal rights under Pennsylvania law or under the Company's Articles of Incorporation and Bylaws in connection with Reverse Stock Split.

Effects of the Reverse Stock Split

     General Effects. If the Amendment is approved by the shareholders, the principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of C-TEC Common Stock and C-TEC Class B Stock from
23,175,835 shares and 4,308,793 shares, respectively, to approximately 15,450,557 shares and approximately 2,872,529 shares, respectively, based on share information as of September 2, 1997. The Reverse Stock Split would not affect the proportionate equity interest in the Company of any holder of the C-TEC Common Equity except as may result from the provisions for the elimination of fractional shares as described below. The Reverse Stock Split will not affect the registration of the C-TEC Common Equity under the Exchange Act or the listing of the C-TEC Common Stock on the Nasdaq. The relative rights and preferences on the New Common Stock and the New Class B Stock will be identical to the relative rights and preferences of the Old Common Stock and the Old Class B Stock, respectively.

     In order that the Company may avoid the expense and inconvenience of issuing and transferring fractional shares of New Common Equity, shareholders who would otherwise be entitled to receive a fractional share of New Common Equity (the "Fractional Shareholders") shall receive payment in cash in lieu of receiving a fractional share of New Common Equity. See "Exchange of Stock Certificates."

     The Reverse Stock Split may leave certain shareholders with one or more "odd lots" of New Common Equity, i.e., stock in amounts of less than 100 shares. These odd lots may be more difficult to sell or require greater transactions cost per share to sell, than shares in even multiples of 100.

Effect on Stock Options

     As of September 2, 1997, there were outstanding options to purchase shares of C-TEC Common Stock under the Company's equity incentive plans relating to an aggregate of 1,519,800 shares of Old Common Stock. On that date 50,485,212 shares of Old Common Stock remained available for grant under such plans. All of the outstanding options include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split by appropriate action of the Compensation Committee. If the Reverse Stock Split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options a total of 1,013,200 shares of New Common Stock. Each of the outstanding options would thereafter evidence the right to purchase 66.67% of a share of New Common Stock, and the exercise price per share would be 1.5 times the previous exercise price. The number of additional shares available for grant under the Company's equity incentive plans would be decreased to approximately 506,600 shares of New Common Stock

Effect on C-TEC Share Units

     As of September 2, 1997, there were outstanding 102,263 C-TEC Share Units under the ESPP, each of which has a value based on the value of a share of Old Common Stock. The ESPP includes provisions for the adjustment of the number of shares covered by the C-TEC Share Units in the event of a reverse stock split by appropriate action of the Compensation Committee. If the Reverse Stock Split is approved and effected, each outstanding Share Unit would thereafter have a value based on the value of 66.67% of a share of New Common Stock.

Effect on Conversion Rights of C-TEC Class B Stock

     Each share of C-TEC Class B Stock is convertible at the option of the holder into one share of C-TEC Common Stock. As of September 2, 1997, there were 4,308,793 shares of Old C-TEC Class B Stock outstanding and 4,308,793 shares of Old C-TEC Common Stock reserved for issuance on conversion of such shares of Old C-TEC Class B Stock. If the Reverse Stock Split is approved and effected, (i) each share of New C-TEC Class B Stock will be convertible into one share of New C-TEC Common Stock and (ii) assuming that the number of shares of New C-TEC Class B Stock outstanding is 2,872,529, (66.67% of the number of shares of Old C-TEC Class B Stock outstanding on September 2, 1997), 2,872,529 shares of New C-TEC Common Stock would be reserved for issuance on conversion of such shares.

Effect on Convertible Preferred Stock

     The Company has outstanding 4,100,000 shares of Preferred Stock, Series A, with a stated value of $10.00 per share (the "Series A Preferred Stock"), and 1,100,000 shares of Preferred Stock, Series B, with a stated value of $10.00 per share (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock"). The Series A Preferred Stock is convertible into shares of Old Common Stock at a price of $35.00 per share of Old Common Stock. Based on the aggregate stated value of $41,000,000 and the conversion price of $35.00, the Series A Preferred Stock is convertible into an aggregate of 1,171,428 shares of Old Common Stock. The Series B Preferred Stock is convertible into Shares of Old Common Stock at a price of $38.50 per share of Old Common Stock. Based on the aggregate stated value of $11,000,000 and the conversion price of $38.50, the Series B Preferred Stock is convertible into an aggregate of 285,714 shares of Old Common Stock. The Preferred Stock does not provide for any adjustment of the conversion prices in the event of a reverse stock split. Consequently, if the Reverse Stock Split is approved and effected, there will be no adjustment of the conversion prices of the Preferred Stock, the Series A Preferred Stock would be convertible into 1,171,428 shares of New Common Stock and the Series B Preferred Stock would be convertible into an aggregate of 285,714 shares of New Convertible Stock. The number of outstanding shares of Preferred Stock and the stated value of those shares will not be affected by the Reverse Stock Split.

Changes in Common Shareholders' Equity

     As an additional result of the Reverse Stock Split, the Company's stated common equity capital (which consists of (i) the par value per share of Common Stock multiplied by the number of shares of Common Stock issued and (ii) the par value per share of Class B Stock multiplied by the number of shares of Class B Stock issued, will be reduced by approximately $10,512,615 to $21,025,231 on the Effective Date. Following the Reverse Stock Split, the stated Common Equity capital will be decreased because the number of shares of C-TEC Common Equity issued and outstanding will be reduced. Correspondingly, the Company's common equity capital in excess of par value, which consists of the difference between the Company's stated common equity capital and the aggregate amount paid to the Company upon the issuance by the Company of all currently outstanding C-TEC Common Equity, will be increased by approximately $10,512,615.

     The following table illustrates the principal effects of the Reverse Stock Split discussed in the preceeding paragraphs:


                                       Prior to Reverse       After Reverse
Number of Shares of                   Split and Amendment  Split and Amendment
C-TEC Common Stock                      to Certificate       to Certificate
-------------------                   -------------------  -------------------
Authorized..........................           85,000,000           85,000,000
Outstanding.........................           23,175,835           15,450,557
Reserved for future issuance upon
 exercise of options................            1,519,800            1,013,200
Reserved for issuance upon
 conversion of Preferred Stock......            1,457,142            1,457,142
Reserved for future issuance upon
 conversion of C-TEC Class B Stock              4,308,793            2,872,529
Available for future issuance by
 action of the Board of Directors
 (after giving effect to the above
 reservations)......................           54,538,540           64,206,572



                                           Prior to Reverse       After Reverse
Number of Shares                           Split and Amendment    Split and Amendment
of C-TEC Class B Stock                     to Certificate         to Certificate
----------------------                     -------------------    ------------------
Authorized..........................           15,000,000           15,000,000
Outstanding.........................            4,308,793            2,872,529
Available for future issuance
 by action of the Board of
 Directors (after giving effect
 to the above reservations).........           10,691,207           12,127,471

     Assuming the Amendment effecting the Reverse Stock Split is approved, the Amendment will be filed with the Department of State of the Commonwealth of Pennsylvania as promptly as practible thereafter. The Amendment and the proposed Reverse Stock Split would become effective upon the Effective Date.

Federal Income Tax Consequences

     The following summary of the federal income tax consequences of the Reverse Stock Split is based on current law, including the Internal Revenie Code of 1986, as amended (the "Code"), and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Certain shareholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold the C-TEC Common Equity as a capital asset, may be subject to special rules not discussed below.

ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE

STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX AND OTHER LAWS.

  The receipt of shares of New Common Equity in the Reverse Stock Split will be a nontaxable transaction to holders of Old Common Equity under the Code for federal income tax purposes. Consequently, a stockholder receiving shares of New Common Equity will not recognize either gain or loss, or any other type of income, with respect to whole shares of New Common Equity received as a result of the Reverse Stock Split. In addition, the aggregate tax basis of such stockholder's shares of Old Common Equity prior to the Reverse Stock Split will carry over as the tax basis of the shareholders shares of New Common Equity. Each stockholder will be required to allocate such stockholder's basis in such stockholder's shares of Old Common Equity ratably among the total number of shares of New Common Equity owned following the Reverse Stock Split. The holding period of the shares of New Common Equity will also include the holding period during which the shareholder held the Old Common Equity, provided that such Old Common Equity was held by the stockholder as a capital asset on the Effective Date.

  The receipt by a Fractional Stockholder of cash in lieu of a fractional share of New Common Equity pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. The receipt of cash in lieu of fractional shares of New Common Equity will generally result in gain or loss (rather than dividend income) measured by the difference between the amount of cash received and the adjusted basis of the fractional share assuming, as the Company believes, that such cash distribution is undertaken solely for the purpose of saving the Company the expense and inconvenience of issuing and transferring fractional shares of New Common Equity. Fractional Shareholders should consult their own tax advisors about the treatment of capital gain or loss.

  Based on certain exceptions contained in regulations issued by the Internal Revenue Service, the Company does not believe that it or Fractional Shareholders receiving cash in lieu of fractional shares will be subject to backup withholding or information reporting with respect to the cash distributed to such Fractional Shareholders.

Exchange of Stock Certificates

  If the proposal to implement the Reverse Stock Split is adopted, shareholders will be required to exchange their stock certificates for new certificates representing the shares of New Common Equity. Shareholders of record, on the Effective Date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company's Transfer Agent (the "Transfer Agent"). Shareholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Shareholders should not submit any certificates until requested to do so.

     As soon as practicable after the Effective Date, the Transfer Agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering stock certificates in exchange for new certificates representing the ownership of New Common Equity. No certificates representing fractional shares shall be issued. In lieu thereof, certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be issued to the Transfer Agent or its nominee, as agent for the accounts of all holders of Old Common Equity otherwise entitled to have a fraction of a share issued to them in connection with the Reverse Stock Split. Sales of fractional interests will be effected by the Transfer Agent as soon as practicable on the basis of prevailing market prices of the New Common Stock on Nasdaq at the time of sale and prevailing market prices of the New Class B Stock on the OTC Bulletin
Board at the time of the sale. After the Effective Date, the Transfer Agent will pay to Fractional Shareholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by Fractional Shareholders in connection with the sale of fractional interests, all of which costs will be borne by the Company.

     Until they have surrendered their stock certificates for exchange, shareholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record after the Effective Time. Upon the surrender of certificates representing Old Common Equity, certificates representing New Common Equity together with any such withheld dividends or other distributions, without interest, will be delivered. At the same time or as soon as possible thereafter, any cash payment for a fractional share will be paid (without interest). The distributions of common stock of RCN and common stock of Cable Michigan in the Restructuring will be based on a record date prior to the Effective Time and will therefore be sent to shareholders regardless of whether such shareholders have surrendered their certificates representing Old Common Equity.

  Any stockholder whose certificate for Old Common Equity has been lost, destroyed or stolen, will be entitled to issuance of a certificate representing the shares of New Common Equity into which such shares have been converted upon compliance with such requirements as the Company and the Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates.

Reservation of Rights

  The Board of Directors reserves the right to abandon the proposed Amendment and Reverse Stock Split without further action by the shareholders at any time before the filing of the Amendment with the Department of State of the Commonwealth of Pennsylvania notwithstanding authorization of the proposed Amendment and Reverse Split Stock by the shareholders.

  The Board of Directors recommends that all shareholders vote FOR the approval of the Amendment to effect the Reverse Stock Split.

                                   PROPOSAL 3
                      RATIFICATION OF INDEPENDENT AUDITORS

     The Company is asking the shareholders to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1997.

     If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board of Directors. Notwithstanding the shareholders' ratification of the selection of the independent auditors, the Board reserves the right to select other independent auditors at its discretion.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1997, requires the affirmative vote of a majority of the holders of C-TEC Common Stock and C-TEC Class B Stock voting together as a single class.

     The Board of Directors recommends that the shareholders vote FOR the proposal to ratify the appointment of Coopers & Lybrand L.L.P. to serve as independent auditors of the Company for the fiscal year ending December 31, 1997.

OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

GENERAL INFORMATION

FINANCIAL INFORMATION

     A copy of the Company's 1996 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated March 26, 1997, of Coopers & Lybrand L.L.P., independent accountants, accompanies this Proxy Statement.

     Upon the written request of any person who on September 2, 1997, was a record owner of C-TEC Common Stock or C-TEC Class B Stock, or who represents in good faith that he was on such date a beneficial owner of such Stock entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company's 1996 annual report on Form 10-K, including the financial statements, schedules, and exhibits, filed with the Securities and Exchange Commission. Written requests for the Report should be directed to: Investor Relations Department, C-TEC Corporation, 105 Carnegie Center, Princeton, New Jersey 08540, Attn: Valerie Haertel, Director of Investor Relations.

SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Company, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

     It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

SHAREHOLDERS' PROPOSALS

     Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy statement and proxy of the Company relating to the 1998 Annual Meeting of Shareholders must submit such proposal in writing to the Company by December 15, 1997. Such proposals should be hand delivered or mailed, return receipt requested, to the Secretary of the Company.


                                    By order of the Board of Directors.



                                    Raymond B. Ostroski,
                                    Executive Vice President,
                                    General Counsel and
                                    Corporate Secretary


Dated:  September __, 1997

                                                                       EXHIBIT A

                       PROPOSED AMENDMENT TO THE ARTICLES
                     OF INCORPORATION OF C-TEC CORPORATION

  If Proposal 2 to amend the Articles of Incorporation to effect the Reverse Stock Split is approved and the Reverse Stock Split is effected, the following new Section 9.C. will be included after the last paragraph of Section 9.B. of the Articles of Incorporation:

     9.C.   Combination and Reclassification of Shares.    Effective as of the
            ------------------------------------------
   close of business on the date of filing in the Department of State of the Commonwealth of Pennsylvania of these Articles of Amendment to the Articles of Incorporation, as amended (the "Effective Time"), each three issued and outstanding shares of Common Stock shall thereupon be combined into and reclassified as two shares of validly issued, fully paid and nonassessable Common Stock and (ii) each three issued and outstanding shares of the Class B Stock shall thereupon be combined into and reclassified as two shares of validly issued, fully paid and nonassessable Class B Stock. The number of authorized shares, the number of shares of treasury stock and the par value of the Common Stock and the Class B Stock shall not be affected by the foregoing combination of shares. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall be combined, and each certificate that prior to the Effective Time represented shares of Class B Stock shall, following the Effective Time, represent the number of shares of Class B Stock into which the shares of Class B Stock represented by such certificate shall be combined. The Corporation shall not issue fractional shares or scrip as the result of the combination of shares, but shall arrange for the disposition of fractional shares on behalf of those record holders of Common Stock and Class B Stock at the Effective Time who would otherwise be entitled to fractional shares as a result of the combination of shares.

                               C-TEC CORPORATION

           PROXY -- ANNUAL MEETING OF SHAREHOLDERS -- OCTOBER 1, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned, hereby revoking any contrary proxy previously given, hereby appoints James O. Crowe, Richard R. Jaros and David C. McCourt, and each of them, his true and lawful agents and proxies, with full power of substitution and revocation, to vote as indicated below, all the Common Stock and Class B Common Stock of the undersigned in C-TEC CORPORATION (the "Company") entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Princeton Marriott, 201 Village Boulevard, Princeton, Forrestal Village, Princeton, New Jersey, on October 1, 1997, at 11:00 a.m. local time, and at any adjournment or postponement thereof, all as set forth in the related notice of proxy statement for the 1997 Annual Meeting.

1. To elect four           FOR all nominees listed      WITHHOLD AUTHORITY to
   (4) Directors to        below (except as marked to   vote for all nominees
   Class I to serve        the contrary below) [_]      listed below [_]
   for a term of
   three (3) years;
   and

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

  David C. McCourt, David C. Mitchell, Daniel E. Knowles and Walter Scott, Jr.

2. TO AMEND THE C-TEC ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT A
   2-FOR-3 REVERSE STOCK SPLIT OF C-TEC'S COMMON STOCK AND CLASS B COMMON STOCK.

                FOR [_]      AGAINST [_]      ABSTAIN [_]

3. TO RATIFY THE SELECTION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997; AND

                FOR [_]      AGAINST [_]      ABSTAIN [_]

4. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                 (Continued, and to be signed, on Reverse Side)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE PROPOSALS ON THE REVERSE SIDE.

  The undersigned acknowledged receipt of the notice and proxy statement relating to the 1997 Annual Meeting and the Company's annual report for 1996.

                                           Date _______________________________

                                           ____________________________________
                                                        Signature

                                           ____________________________________
                                                Signature, if held jointly

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.